Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of August 14, 2008, by and among Arotech Corporation, a Delaware corporation, with headquarters located at 1229 Oak Valley Drive, Ann Arbor Michigan 48108 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

A.           The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

B.            The Company has authorized a new series of senior convertible notes of the Company, which Notes shall be convertible into the Company's common stock, par value $0.01 per share (the "Common Stock"), in accordance with the terms of the Notes.

C.            Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Notes, in substantially the form attached hereto as Exhibit A (the "Notes"), set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (which aggregate principal amount for all Buyers shall be $5,000,000) (as converted, collectively, the "Conversion Shares") and (ii) a warrant, in substantially the form attached hereto as Exhibit B (collectively, the "Warrants"), to acquire that number of shares of Common Stock set forth opposite such Buyer's name in column (4) on the Schedule of Buyers (as exercised, collectively, the "Warrant Shares").

D.           Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Conversion Shares and the Warrant Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

E.            The Notes, Warrants, Warrant Shares and the Conversion Shares, collectively are referred to herein as the "Securities".

F.            The Notes will be subordinated to the Senior Indebtedness (as hereinafter defined), but will rank senior to all other outstanding and future indebtedness of the Company and its Subsidiaries.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.	PURCHASE AND SALE OF NOTES AND WARRANTS.

(a)	Purchase of Notes and Warrants.

(i)          Notes and Warrants.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), (A) a principal amount of Notes as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers and (B) a warrant to acquire that number of shares of Common Stock set forth opposite such Buyer's name in column (4) on the Schedule of Buyers (the "Closing").

(ii)         Closing.  The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City time, on the date hereof (or such later date as is mutually agreed to by the Company and each Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below.

(iii)        Purchase Price.

(1)         The aggregate purchase price for the Notes and the Warrants to be purchased by each Buyer at the Closing (the "Purchase Price") shall be the amount set forth opposite such Buyer's name in column (5) of the Schedule of Buyers.  Each Buyer shall pay $1.00 for each $1.00 of principal amount of Notes and related Warrants to be purchased by such Buyer at the Closing.

(2)         The Buyers and the Company agree that the Notes and the Warrants constitute an "investment unit" for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code").  The Buyers and the Company mutually agree that the allocation of the issue price of such investment unit between the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $10,000 allocated to the Warrants and the balance of the Purchase Price allocated to the Notes, and neither the Buyers nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

(iv)        Form of Payment.  On the Closing Date, (i) each Buyer shall pay its Purchase Price to the Company for the Notes and the Warrants to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions and (ii) the Company shall deliver to each Buyer (A) the Notes (in the principal amounts as such Buyer shall request) which such Buyer is then purchasing, and (B) the Warrants (in the amounts as such Buyer shall request) such Buyer is purchasing, in each case duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2.	BUYER'S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a)           Organization; Authority.  Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution, delivery and performance by such Buyer of the transactions contemplated by this Agreement and the Registration Rights Agreement have been duly authorized by all necessary action on the part of such Buyer and no further action is required by such Buyer or any of its composite entities (such as a board of directors, management committee, partners or stockholders) in connection herewith.  Each of this Agreement and the Registration Rights Agreement have been duly executed by such Buyer, and when delivered by such Buyer in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Buyer, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (b) as enforceability of any indemnification and contribution provisions may be limited under the federal and state securities laws and public policy, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           No Public Sale or Distribution.  Such Buyer is (i) acquiring the Notes and Warrants, (ii) upon conversion of the Notes will acquire the Conversion Shares issuable upon conversion of the Notes and (iii) upon exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Warrant shares issuable upon exercise of the Warrants, as principal for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under applicable federal and state securities laws.  Such Buyer is acquiring the Securities hereunder in the ordinary course of its business.  Such Buyer is not a broker-dealer registered with the SEC under the 34 Act or entity engaged in a business that would require it to be so registered.  Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)           Accredited Investor Status; General Solicitation.  Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.  Such Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Buyer is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Such Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(d)           Reliance on Exemptions.  Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e)           Information.  Such Buyer and its advisors, if any, have been furnished with or has otherwise had access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer.  Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein.  Such Buyer understands that its investment in the Securities involves a high degree of risk.  Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)            No Governmental Review.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)           Transfer or Resale.  Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(e)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(h)           Legends.  Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act and are thereafter sold in compliance with said Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act and that such legend may be removed, or (iii) such holder provides the Company with reasonable assurance, reasonably acceptable to the Company's registrar and transfer agent, that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(i)            No Conflicts.  The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the organizational documents of such Buyer or (ii) except as set forth on Schedule 3(d), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j)            Residency.  Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(k)           Agent Fees.  That no fees, commissions, or other payments are or will be payable to any broker, finder, placement agent, or intermediary acting on behalf of such Buyer for actions relating to or arising out of the transactions contemplated by this Agreement, including, without limitation, any fees or commissions payable to such Buyer's agents.

(l)            Certain Trading Activities.  Neither such Buyer nor its affiliates has directly or indirectly engaged in any Short Sales involving the Company's securities since the time that such Buyer was first contacted by the Company with respect to the transactions contemplated hereby.  "Short Sales" include, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.  Notwithstanding the foregoing, in the case of a Buyer that is or is part of a multi-managed investment vehicle (a "Fund") whereby separate portfolio managers manage separate portions of such Fund's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Fund's assets, the representation set forth above shall solely apply with respect to the portion of assets of such Buyer or its affiliates, as applicable, managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.  Such Buyer hereby covenants and agrees not to, and shall cause its affiliates not to, engage, directly or indirectly, in any transactions in the securities of the Company or involving the Company's securities during the period from the date hereof until such time as (i) the transactions contemplated by this Agreement are first publicly announced as described in Section 4(h)  hereof or (ii) this Agreement is terminated in full pursuant to Section 8 hereof.  Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

The Company acknowledges and agrees that each Buyer does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby makes the following representations and warranties to each Buyer:

(a)           Subsidiaries.  There is no entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest other than those listed in Schedule 3(a) ("Subsidiaries").  Except as disclosed in Schedule 3(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all liens, charges, encumbrances, security interests, rights of first refusal or other restrictions of any kind ("Liens"), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.  As of the Closing Date, none of Arotech Security Corp., a Delaware corporation, I.E.S. Defense Services, Inc., a Delaware corporation, Summit Training International, Inc., a Delaware corporation and Electric Fuel Transportation Corp., a Delaware corporation (each an "Inactive Subsidiary") owns or possesses any material property or assets.

(b)           Organization and Qualification.  Except as set forth on Schedule 3(b) hereto, (1) each of the Company and each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, (2) neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, and (3) each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document (as hereinafter defined), (ii) a material and adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company's ability to perform on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a "Material Adverse Effect").

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Lock-Up Agreements (as defined below) and any other documents or agreements executed in connection with the transactions contemplated hereunder (collectively, the "Transaction Documents") and otherwise to carry out its obligations hereunder and thereunder and to issue the Securities in accordance with the terms hereof and thereof.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and Warrants, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or its stockholders in connection herewith and therewith (other than (i) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement), (ii) the Company obtaining Stockholder Approval (as hereinafter defined) and (iii) filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and/or any other notices required thereby and (iv) the filing of an application with the Principal Market (as hereinafter defined) for the inclusion of the Conversion Shares and the Warrant Shares for trading on the Principal Market with respect to the offering contemplated by the Transaction Documents.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (b) as enforceability of any indemnification and contribution provisions may be limited under the federal and state securities laws and public policy, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby including, without limitation, the issuance of the Notes and the Warrants reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Company obtaining Stockholder Approval, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations of whichever of the New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market (the "Principal Market") or The NASDAQ Global Select Market, The NASDAQ Capital Market or the OTC Bulletin Board that the Common Stock is listed or quoted for trading on the date in question (any of the foregoing, a "Trading Market"), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration (collectively, "Consents") with, any court or other federal, state, local or other governmental authority or any regulatory or self-regulatory agency or other  individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (a "Person") in connection with the execution, delivery and performance by the Company of the Transaction Documents other than (i) filing a Current Report on Form 8-K with the SEC, (ii) filing with the SEC of one ore more registration statements in accordance with the Registration Rights Agreement, (iii) filing applications for the listing of additional shares with the Principal Market, (iv) obtaining those Consents set forth in Schedule 3(e), which Consents have been obtained on or prior to the date hereof; (v) the Stockholder Approval (as defined below) and (vi) filings that have been or will be made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and/or any other notices required thereby.

(f)            Issuance of Securities.  The issuance of the Notes have been duly authorized and, upon issuance in accordance with the terms hereof and payment therefor, will be duly and validly issued, fully paid and nonassessable, free from all taxes, Liens and charges with respect to the issue thereof.  As of the Closing, the Company shall have reserved from its duly authorized capital stock not less than 130% of the sum of (i) of the maximum number of shares of Common Stock issuable upon conversion of the Notes issuable at the Closing (assuming for purposes hereof, that the Notes are convertible at the initial Conversion Price and without taking into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) the maximum number of shares of common Stock issuable upon exercise of the Warrants.  Upon conversion in accordance with the Notes, the Conversion Shares, and upon exercise and payment in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of the representations and warranties contained in Sections 2(b) through 2(f), inclusive, above as they relate to all of the Buyers in the aggregate, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(g)           Capitalization.  The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in Schedule 3(g).  Except as set forth in Schedule 3(g), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities and except as disclosed in Schedule 3(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  Except as set forth in Schedule 3(g), the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Buyers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.  The Company has furnished or made available to the Buyer true, correct and complete copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws").

(h)           SEC Reports; Financial Statements.  The Company has filed all reports permitted or required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials, including any amendments thereto filed with the SEC prior to the date hereof, being collectively referred to herein as the "SEC Reports" and, together with the Schedules to this Agreement, the "Disclosure Materials") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  The Company has delivered to the Buyers a copy of all SEC Reports not available on the EDGAR system.  Except as set forth on Schedule 3(h), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act applicable thereto and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth in Schedule 3(h), the Company is in material compliance with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by all government and regulatory authorities and agencies.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports and except as set forth on Schedule 3(i) hereto,(i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) ("Rule 144") (an "Affiliate"), except pursuant to existing stock option plans of the Company, (vi) the Company has not sold any assets, individually or in the aggregate, in excess of $250,000 outside of the ordinary course of business or (vii) the Company has not had capital expenditures, individually or in the aggregate, in excess of $250,000.  The Company does not have pending before the SEC any request for confidential treatment of information.

(j)            Litigation.  Except as set forth in the SEC Reports, there is no action, suit, proceeding, inquiry or investigation which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any claim, action or proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.

(k)           Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(l)            Compliance.  Except as set forth in Schedule 3(l), neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator, governmental body, or regulatory or self-regulatory authority or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(m)           Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)           Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except as set forth in Schedule 3(n) and except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance in all material respects.

(o)           Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the "Intellectual Property Rights").  The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights.

(p)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  The Company has no reason to believe that it or its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, other than anticipated increases in the market price of officers' and directors' liability insurance generally.

(q)           Foreign Corrupt Practices.  Neither the Company nor any direct director, officer or employee acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(r)           Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports on Schedule 3(r), none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(s)           Tax Status.  The Company and each of its Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(t)            Internal Accounting Controls.  Except as set forth on Schedule 3(t), the Company and the Subsidiaries maintain a system of internal accounting controls which the audit committee of the board of directors reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u)           Solvency.  Based on the financial condition of the Company as of the  date hereof and as of the Closing Date, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(v)	Reserved.

(w)           Application of Takeover Protections; Rights Agreement.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities.  The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(x)           No General Solicitation; Placement Agent's Fees.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  The Company shall be responsible for the payment of any placement agent's fees, financial advisory or consultancy fees, brokers' commissions or finder's fee (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, which fees shall not exceed 2% of the aggregate Purchase Price and 50% of which shall be allocated to charity.  The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim; provided, that the Company shall not be responsible for the payment of any amounts under this Agreement resulting from a breach of the representation by any Buyer set forth in Section 2(k).  The Company acknowledges that it has engaged Olympus Securities, LLC, as placement agent (the "Agent") in connection with the sale of the Securities.  Other than the Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(y)           No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the offering of the Securities to be integrated with other offerings.

(z)            Ranking of Notes.  Except as set forth on Schedule 3(z) (the "Senior Indebtedness"), no Indebtedness of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(aa)          Certain Registration Matters.  The Company is eligible to register the sale of its Common Stock under Form S-3 promulgated under the 1933 Act.  Except as described in Schedule 3(aa) and securities that have been previously registered for resale by the Company, the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied.

(bb)          Listing and Maintenance Requirements.  Except as set forth in the SEC Reports, or as set forth in Schedule 3(bb), the Company has not, in the two years preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  The Company is currently in compliance with all such listing and maintenance requirements. Subject to obtaining the Stockholder Approval to the extent required by the Principal Market, the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market and no approval of the stockholders of the Company is required for the Company to issue and deliver to the Buyers up to 130% of the sum of (i) the maximum number of shares of Common Stock issuable upon conversion of the Notes issuable at the Closing (assuming for purposes hereof, that the Notes are convertible at the initial Conversion Price (including any shares issuable as amortization payments) and without taking into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants.

(cc)          Investment Company.  The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(dd)         Bank Holding Company.  Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the "BHCA") and to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve").  Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ee)          U.S. Real Property Holding Corporation.  The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer's request.

(ff)           Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(gg)         Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase the Securities.

(hh)          Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ii)            OFAC.  Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(jj)           Disclosure.  Other than information regarding the offering contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes material, nonpublic information.  The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company.  All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company, including the Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, in all material respects not misleading.  No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(kk)           Acknowledgment Regarding Buyer's Purchase of Securities.  The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and that no Buyer is an officer or director of the Company.  The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities.  The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

4.	COVENANTS.

(a)           Reasonable Best Efforts.  Each party shall use its reasonable best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in this Section 4 and Sections 6 and 7 of this Agreement.

(b)           Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

(c)           Reporting Status.  Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Conversion Shares and Warrant Shares and none of the Notes or Warrants is outstanding (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)           Financial Information.  The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile or e-mailed copies of all material financial press releases issued by the Company, and (iii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

(e)           Listing.  The Company shall, when and as required under the Registration Rights Agreement, secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents.  The Company shall maintain the Common Stock's authorization for listing on a Trading Market.  Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on all Trading Markets.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(e).

(f)           Fees.  At the Closing, the Company shall reimburse Highbridge International LLC (a Buyer) or its designee(s) for all actual reasonable out-of-pocket, third party costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amount shall be withheld by such Buyer from its aggregate Purchase Price at the Closing. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or broker's commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent.  The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.  Except as otherwise set forth in this Agreement or in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers; provided, that the Company shall not be responsible for the payment of any amounts under this Agreement resulting from a breach of the representation by any Buyer as set forth in Section 2(k).

(g)           Pledge of Securities.  The Company acknowledges and agrees that the Securities may, to the extent permitted by the 1933 Act, be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(h) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(h) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(h)           Disclosure of Transactions and Other Material Information.  The Company shall, on or before 8:30 a.m., New York City time, on the first Business Day following the execution and delivery of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act, and attaching the material Transaction Documents (including, without limitation, this Agreement, the form of each of the Notes, the Warrants and the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "8-K Filing").  From and after the filing of the 8-K Filing, no Buyer shall be in possession of any material, nonpublic information provided to them by the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in such 8-K Filing.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the press release referred to in the first sentence of this Section without the express written consent of such Buyer.  Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Principal Market (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).  Except as otherwise required by law, without the prior written consent of any applicable Buyer (which consent shall not be unreasonably withheld), the Company shall not disclose the name of any Buyer in any filing, announcement, release or otherwise.

(i)           Use of Proceeds.  The Company will use the proceeds from the sale of the Securities to make a loan to DEI Services Corporation ("DEI") in the form of the $2,500,000 10% Senior Subordinated Convertible Note, in the form attached hereto as Exhibit I, issued by DEI to FAAC Incorporated, a wholly-owned Subsidiary of the Company, with any remaining proceeds used for general corporate and working capital purposes other than the (A) repayment of any other outstanding Indebtedness of the Company or its Subsidiaries prior to the final due date thereof or (B) redemption or repurchase of any of its or its Subsidiaries' equity or equity-linked Securities.

(j)            Restriction on Redemption and Cash Dividends.  So long as any Notes are outstanding, without the prior express written consent of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, the Common Stock.

(k)           Additional Notes; Variable Securities; Dilutive Issuances.  So long as any Notes remain outstanding, the Company will not issue any Notes (other than to the Buyers as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Notes.  For long as any Notes remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary, from time to time, with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Notes) with respect to the Common Stock into which any Note is convertible or the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock into which any Warrant is exercisable.  Until the Stockholder Approval has been obtained, the Company shall not, in any manner, enter into or affect any Dilutive Issuance (as defined in the Notes) and, thereafter, for long as any Notes or Warrants remain outstanding, the Company shall not, in any manner, enter into or affect any Dilutive Issuance (as defined in the Notes) if the effect of such Dilutive Issuance is to cause the Company to be required to issue upon conversion of any Note any shares of Common Stock or exercise of any Warrant any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Notes or exercise of the Warrants without breaching the Company's obligations under the rules or regulations of the Eligible Market (as defined in the Notes).

(l)            Corporate Existence.  So long as any Notes remain outstanding, the Company shall not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes.

(m)           Reservation of Shares.  So long as any Notes remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 130% of the sum of (i) of the maximum number of shares of Common Stock issuable upon conversion of the Notes issuable at the Closing (assuming for purposes hereof, that the Notes are convertible at the initial Conversion Price and without taking into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants).

(n)           Conduct of Business.  The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(o)           Stockholder Approval.  The Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the "Stockholder Meeting"), which shall be promptly called and held not later than October 31, 2008 (the "Stockholder Meeting Deadline"), a proxy statement, substantially in the form which has been previously reviewed by Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $10,000 (which review shall be completed within five (5) Business Days of such counsel's receipt of the proxy statement and such review requirement shall be waived if such counsel has not completed its review within such five (5) Business Day period), soliciting each such stockholder's affirmative vote at the Stockholder Meeting for approval of resolutions providing for the Company's issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Stockholder Approval"), and the Company shall use its reasonable best efforts to solicit its stockholders' approval of such resolutions  and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions.  The Company shall be obligated to use its reasonable best efforts to obtain the Stockholder Approval by the Stockholder Meeting Deadline.  If, despite the Company's reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Stockholder Approval is obtained or the Notes are no longer outstanding.

(p)           Additional Issuances of Securities.

(i)            For purposes of this Section 4(p), the following definitions shall apply.

(1)           "Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(2)           "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(3)           "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(ii)           From the date hereof until the date that is ninety (90) calendar days after the Initial Effective Date (as defined in the Registration Rights Agreement) (the "Trigger Date"), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' debt with no equity component, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

(iii)           From the Trigger Date until the later of (a) the two year anniversary of the Initial Effective Date and (b) the date that less than $500,000 in aggregate principal amount of Notes remain outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(p)(iii).

(1)           The Company shall deliver to each Buyer an irrevocable written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers not less than 50% of the Offered Securities allocated among such Buyers (a) based on such Buyer's pro rata portion of the aggregate number of Preferred Shares purchased hereunder (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Buyers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(2)           To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the tenth (10th) Business Day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance").  If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(3)           The Company shall have ten (10) Business Days from the expiration of the Offer Period above (i) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the "Refused Securities") pursuant to a definitive agreement(s) (the "Subsequent Placement Agreement"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement (unless the Company determines that the termination of such Subsequent Placement Agreement is not material and the Buyers are no longer in possession of material non-public information upon such termination), which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4)           In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(p)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(p)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(p)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities.  In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(p)(iii)(1) above.

(5)           Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(p)(iii)(4) above if the Buyers have so elected, upon the terms and conditions specified in the Offer.  Notwithstanding anything to the contrary contained in this Agreement, if the Company does not consummate the closing of the issuance, sale or exchange of all or less than all of the Refused Securities within ten (10) Business Days of the expiration of the Offer Period, the Company shall issue to the Buyers the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(p)(iii)(4) above if the Buyers have so elected, upon the terms and conditions specified in the Offer.  The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(6)           Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(p)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(7)           The Company and the Buyers agree that if any Buyer elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the "Subsequent Placement Documents") shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Buyer prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(8)           Notwithstanding anything to the contrary in this Section 4(p) and unless otherwise agreed to by the Buyers, the Company shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material non-public information, by the twentieth (20th) Business Day following delivery of the Offer Notice.  If by the twentieth (20th) Business Day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, non-public information with respect to the Company.  Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 4(p)(iii).  The Company shall not be permitted to deliver more than one such Offer Notice to the Buyers in any 60 day period.

(iv)           The restrictions contained in subsections (ii) and (iii) of this Section 4(p) shall not apply in connection with the issuance of any (i) Excluded Securities (as defined in the Notes) and (ii) any securities issued pursuant to any bona fide firm commitment underwritten public offering which generates gross proceeds to the Company in excess of $10,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the 1933 Act and "equity lines").

(q)           Public Information.  At any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Conversion Shares can be sold either pursuant to a registration statement, or if a registration statement is not available for the resale of all of the Securities, may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a "Public Information Failure") then, as partial relief for the damages to any holder of Notes by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to one and one-half percent (1.5%) of the aggregate Purchase Price attributable to the Notes continued to be held by such holder on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144.  The payments to which a holder shall be entitled pursuant to this Section 4(q) are referred to herein as "Public Information Failure Payments."  Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(r)           Inactive Subsidiaries.  The Company agrees that each Inactive Subsidiary shall remain a dormant company until such time as each such Inactive Subsidiary is dissolved in accordance with the laws of its jurisdiction of incorporation.  The Company shall not, and shall cause its Subsidiaries not to, transfer any property or asset to any Inactive Subsidiary.

(s)           Lock-Up.  Without the prior written consent of the holders of a majority of the Notes, the Company shall not amend or waive any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period.

(t)           Letter of Credit.

(1)           If at any time (and from time to time) after the date hereof, the Company or any of its Subsidiaries consummates a Sale (as defined below), then contemporaneously with the consummation of such Sale the Company, shall obtain irrevocable letters of credit (each a "Letter of Credit", and together the "Letters of Credit") issued in favor of each of the holders of Notes (each a "Holder", and together the "Holders"), or increase each Holder's existing Letter of Credit, as applicable, in the amount of each Holder's Holder Pro Rata Amount (as defined below) of the proceeds of such Sale (as increased or decreased pursuant to the terms of this Section 4(t), the "Holder Letter of Credit Amount", and collectively, the "Letter of Credit Amount") by a bank acceptable to the Required Holders (as defined in the Notes) (the "Letter of Credit Bank") and in form and substance acceptable to the Required Holders.  Each Letter of Credit, including any renewals, extensions or replacements referred to below, shall expire not earlier than 91 days after the date the Notes are no longer outstanding (the "LC Expiration Date"), unless the applicable Letter of Credit shall have been reduced to zero in accordance with the terms contained in this Section 4(t) prior to such date.  As used herein, "Holder Pro Rata Amount" with respect to any Holder means a fraction (i) the numerator of which is the principal amount of Notes issued to such Holder on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to all Buyers on the Closing Date.  As used herein, "Sale" means any assignment, conveyance, transfer or other disposition to (including by way of any assignment, license or granting of rights of such business, technologies and/or assets), or any exchange of property with, any Person of any of the assets, property or businesses of the Company or any of its Subsidiaries in one or more transactions (whether or not such transactions are related) in excess of $500,000.

(2)           Upon the occurrence of an Event of Default (as defined in the Notes) with respect to any Note, at any time after the Company's receipt of the Holder's Event of Default Redemption Notice (as defined in the Notes), the Holder shall be entitled to draw under such Holder's Letter of Credit, including any renewals, extensions or replacements referred to below, an amount equal to the lesser of (A) the Holder Letter of Credit Amount and (B) such amount then due and payable under such Holder's Note.  Upon any other payment becoming due and payable under the Notes, the Holder to which such payment is due may issue written instructions to the Letter of Credit Bank, entitling such Holder to draw under such Holder's Letter of Credit, including any renewals, extensions or replacements referred to below, an amount equal to the payment due or any portion thereof.

(3)           The Company shall obtain such renewals, extensions or replacements of the Letters of Credit as necessary to ensure that the Letters of Credit shall not expire prior to the LC Expiration Date (unless the Letters of Credit shall have been reduced to zero in accordance with the terms contained in this Section 4(t) prior to such date).  If, at any time, the Company cannot obtain a renewal, extension or replacement of the Letters of Credit such that the Letters of Credit will expire prior to the LC Expiration Date (a "Withdrawal Event"), the Company and the Letter of Credit Bank shall each give the Holders written notice of the occurrence of a Withdrawal Event at least forty-five (45) days prior to the then current expiration date of the Letter of Credit.  Following a Withdrawal Event, each Holder shall be entitled to draw down its Holder Letter of Credit Amount in its entirety (whether or not an Event of Default shall have occurred or be continuing under such Holder's Note).

(4)           At such time that a Holder's outstanding amount of Notes is less than such Holder's Holder Letter of Credit Amount (the difference between the Holder's Holder Letter of Credit Amount and such Holder's outstanding amount of Notes at such time, the Holder's "Reduction Amount") (a "Reduction Threshold Event"), the Company may deliver a notice to such Holder (the "LC Reduction Notice"), certifying as to the occurrence of the Reduction Threshold Event, that no Event of Default (or event that with the passage of time or giving of notice would constitute an Event of Default) has occurred or is pending and the aggregate amount then outstanding under such Holder's Notes.  Within seven (7) Business Days after the Holder's receipt of the LC Reduction Notice, unless the Holder reasonably objects to such LC Reduction Notice, the Holder shall issue a written instruction to the Letter of Credit Bank to request the reduction of its Holder Letter of Credit Amount by an amount equal to the Reduction Amount; provided that the Company shall not deliver any LC Reduction Notice requesting a reduction of less than $100,000.

5.	REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a)           Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes and the Warrants in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person and the number of Conversion Shares issuable upon conversion of the Notes and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person.  The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b)           Transfer Agent Instructions.  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent (the "Transfer Agent"), to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares issued upon conversion of the Notes and the Warrant Shares issued upon the exercise of the Warrants in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes and exercise of the Warrants in the form of Exhibit D attached hereto (the "Irrevocable Transfer Agent Instructions").  The Company warrants that no instruction in respect of the Securities other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to the Transfer Agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents.  If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(g), the Company shall permit the transfer and shall promptly instruct the Transfer Agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment.  In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the Company will, or will use its reasonable efforts to cause the Transfer Agent to issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. Nothing in the foregoing shall be interpreted to require the Company or the Transfer Agent to effect any transfer or take any other action in violation of applicable federal or state securities laws.

6.	CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i)           Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)           Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price (less, in the case of Highbridge International LLC, the amounts withheld pursuant to Section 4(f)) for the Notes being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)           The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.	CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Notes and Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)            The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Notes (in such principal amounts as such Buyer shall request) and (iii) the related Warrants (in such amounts as such Buyer shall request), which are being purchased by such Buyer at the Closing pursuant to this Agreement.

(ii)           Such Buyer shall have received the opinions of the Company's in-house counsel, dated as of the Closing Date, in substantially the form of Exhibit E-1 attached hereto.

(iii)           Such Buyer shall have received the opinions of Lowenstein Sandler PC, the Company's outside counsel, dated as of the Closing Date, in substantially the form of Exhibit E-2 attached hereto.

(iv)           The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

(v)           The Company shall have delivered to such Buyer a certificate evidencing the organization and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware, as of a date within 10 days of the Closing Date.

(vi)          The Company shall have delivered to such Buyer a certificate evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business, as of a date within 10 days of the Closing Date.

(vii)         The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

(viii)        The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with this transaction as adopted by the Company's Board of Directors in a form reasonably acceptable to such Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws of the Company, each as in effect at the Closing, in the form attached hereto as Exhibit F.

(ix)           The representations and warranties of the Company shall be true and correct in all material respects (other than representations and warranties that are already qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit G.

(x)            The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

(xi)           The Company's officers shall have entered into a Lock-Up Agreement in the form attached hereto as Exhibit H (the "Lock-Up Agreements").

(xii)          The Common Stock (I) shall be listed on a Trading Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or a Trading Market from trading on a Trading Market nor shall suspension by the SEC or a Trading Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or a Trading Market or (B) by falling below the minimum listing maintenance requirements of a Trading Market.

(xiii)         The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(xiv)         The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.             TERMINATION.  In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(f) above.

9.	MISCELLANEOUS.

(a)            Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)            Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)            Entire Agreement; Amendments.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the aggregate number of Securities such Buyers are obligated to purchase (on an as converted or exercised basis), or, if prior to the Closing Date, the Company and the Buyers listed on the Schedule of Buyers as being obligated to purchase at least a majority of the aggregate number of Securities outstanding on such date (on an as converted or exercised basis), and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes.  The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f)            Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Facsimile No.:     734-761-5836
Telephone No.:  734-761-5368

Attention: Tom Paup

With a copy to:

Electric Fuel (E.F.L.) Ltd.
One HaSolela Street, POB 641
Western Industrial Park
Beit Shemesh 99000, Israel
Facsimile No.:     011-972-2-990-6688
Telephone No.:  011-972-2-990-6623
Attention: General Counsel

With a copy (for informational purposes only) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile No.:     (973) 597-2477
Telephone No.:  (973) 597-2500
Attention: Steven Skolnick, Esq.

If to the Transfer Agent:

American Stock Transfer and Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Facsimile No.:     (718) 234-5001
Telephone No.:   (718) 921-8200
Attention: Herbert J. Lemmer, Esq., Vice President

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Telephone:  (212) 756-2000
Facsimile:     (212) 593-5955
Attention:    Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes or Warrants.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Securities outstanding on such date (on an as converted or exercised basis), including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes).  A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)            Survival.  Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing.  Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)            Indemnification.  In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l)             No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)           Remedies.  Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers.  The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n)           Payment Set Aside.  To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o)           Independent Nature of Buyers' Obligations and Rights.  The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

AROTECH CORPORATION
By:
Name: Robert S. Ehrlich
Title: Chairman and Chief Executive
Officer

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

HIGHBRIDGE INTERNATIONAL LLC
By:	Highbridge Capital Management, LLC,
Its Trading Manager

By:
Name: Adam J. Chill
Title: Managing Director

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

CRANSHIRE CAPITAL L.P.

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

OTHER BUYERS:

IROQUOIS MASTER FUND LTD.

By:
Name:
Title:

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)
Buyer	Address and Facsimile Number	Aggregate Principal Amount of Notes	Aggregate Number of Warrant Shares	Purchase Price	Legal Representative's Address and Facsimile Number

Highbridge	c/o Highbridge Capital Management,	$4,450,000	496,652	$4,450,000	Schulte Roth & Zabel LLP
International LLC	LLC				919 Third Avenue
	9 West 57th Street, 27th Floor				New York, New York 10022
	New York, New York 10019				Attention: Eleazer Klein, Esq.
	Attention: Ari J. Storch				Facsimile: (212) 593-5955
	Adam J. Chill				Telephone: (212) 756-2376
	Facsimile: (212) 751-0755				Email: eleazer.klein@srz.com
	Telephone: (212) 287-4720
	Residence: Cayman Islands
	Email: ari.storch@highbridge.com /
	adam.chill@highbridge.com

Cranshire Capital L.P.	c/o Downsview Capital, Inc.	$300,000	33,482	$300,000
	The General Partner
	3100 Dundee Road,
	Suite 703
	Northbrook, IL 60062
	Attention: Mitchell P. Kopin
	Facsimile: (847) 562-9031
	Telephone: (847) 562-9030
	Residence: Illinois
	Email: mkopin@cranshirecapital.com

Iroquois Master Fund Ltd.	Iroquois Master Fund Ltd.	$250,000	27,902	$250,000
	641 Lexington Ave.
	26th Floor
	New York, New York 10022
	Facsimile: (646) 274-1728
	Telephone: (212) 974-3070
	Attention: Joshua Silverman
	Residence: Cayman Islands
	Email: JSilverman@icfund.com
Totals		$5,000,000	558,036	$5,000,000

EXHIBITS

Exhibit A	Form of Notes
Exhibit B	Form of Warrant
Exhibit C	Registration Rights Agreement
Exhibit D	Irrevocable Transfer Agent Instructions
Exhibit E-1	Form of In-House Company Counsel Opinion
Exhibit E-2	Form of Outside Company Counsel Opinion
Exhibit F	Form of Secretary's Certificate
Exhibit G	Form of Officer's Certificate
Exhibit H	Form of Lock-Up Agreement
Exhibit I	Form of DEI 10% Senior Subordinated Convertible Note